Exhibit 4.20

Addendum to Unprotected Sublease Contract dated March 18th, 2018 made and signed in Tel Aviv on February 3rd, 2019

Between:	CLAL LIFE SCIENCES Limited Partnership (registered partnership 55-020837-5)
At 132 Derech Menachem Begin street, Azrieli Center, Triangular Tower, Tel Aviv
(hereinafter – the "Lessor")

on the one hand

And:	MEDIWOUND LTD (public company 512894940)
At 42 Hayarkon street Yavne
(hereinafter – the "Lessee")

on the other hand

Whereas
on 18.03.2018, an unprotected sublease contract was signed between the Lessor and the Lessee (the "Lease Agreement") in relation to the leasehold as defined in the Lease Agreement, which is located at parcel 3 on block 4939 in Yavne Industrial Zone including the structure built on it (the "Original Leasehold");

Whereas
The Original Leasehold included the entire property (as defined in the Lease Agreement), except for the premises which were leased to CURETECH LTD. ("Curetech") at the same time, which are marked on the sketch hereby attached to this addendum as Appendix A, as well as 10 parking spaces which were leased to Curetech at the same time (the premises which were leased to Curetech Ltd. as specified in Appendix A and the said parking spaces will be hereinafter jointly called – the "Rest of The Property ");

And Whereas
the lease of Curetech ended on 31.12.2018 and the Lessee turned to the Lessor requesting to hire the Rest of The Property as well, commencing on 1.1.2019, in its condition as-is, so that the Lessee will hire the property as a whole, without exception, and the Lessor granted the request of the Lessee, all in accordance with and subject to the terms of this addendum as specified below;

Now, therefore, it is declared, stipulated and agreed between the parties as follows:

1.	General

1.1.	The introduction to this addendum becomes an integral part hereof.

1.2.	The captions of the addendum articles are for orientation and convenience purposes only, they are not part of the addendum and they will not be used for its interpretation.

1.3.	This addendum becomes an integral part of the Lease Agreement and unless provided otherwise, all of its terms will be construed as defined in the Lease Agreement.

1.4.	This addendum will come into force only after the parties sign it.

1.5.	All provisions of the Lease Agreement which were not explicitly changed in accordance with the contents of this addendum, will continue binding the parties, mutatis mutandis.

2.	The transaction

2.1
Commencing on January 1st, 2019 (the "Effective Date"), the Lessee hires from the Lessor, and the Lessor rents to the Lessee, within an unprotected sublease, the Rest of The Property as well, in accordance with the provisions of this addendum.

2.2
The Rest of The Property was delivered to the Lessee on the Effective Date in its condition as-is, and the Lessee confirms that it has been given the option to see and to examine the Rest of The Property within a reasonable lessee's examination, as well as any detail which can influence its decision to hire the Rest of The Property, and that it found the Rest of The Property suitable for its goal and needs, and that it waives any claim regarding a discrepancy and/or a fault in the Rest of The Property, except for a discrepancy or hidden defects which were known to the Lessor prior to the signing of this Agreement and which were not disclosed by it.

2.3
 The lease period in respect of the Rest of The Property will begin on the Effective Date and it will end at the completion of the Lease period or the option period (as far as it is fulfilled), as these periods are defined in the Lease Agreement.

The original leasehold jointly with the Rest of The Property will be referred to hereinafter as the "Updated Leasehold".

2.4
Without derogating from the generality of the above stated, and for the avoidance of doubt, it is clarified that commencing on the Effective Date, the Lessee shall be the exclusive lessee and possessor of the Updated Leasehold, i.e., of the property as a whole, without exception, and the provisions of the Lease Agreement relating to the Leasehold, will relate to it commencing on the Effective Date for the Updated Leasehold, mutatis mutandis and as one piece.

3.	The rent

Despite anything stated in the Lease Agreement:

3.1	The rent for the Updated Leasehold in respect of the period lasting from 1.1.2019 until 30.10.2019, will be in the amount of NIS 116,000 in respect of each month of lease.

3.2	The rent for the Updated Leasehold in respect of the period lasting from 1.11.2019 until 30.10.2022, will be in the amount of NIS 119,000 in respect of each month of lease.

3.3
The rent for the Updated Leasehold in respect of the option period (as much as it is extended) (i.e. in respect of the period lasting from 1.11.2022 until 30.10.2025), will be in the amount of NIS 125,500 in respect of each month of lease.

3.4	For the avoidance of doubt, the rent as stated above will be paid in addition to VAT by its lawful rate, as well as linkage differentials in accordance with the provisions of the Lease Agreement.

4.
The rest of the provisions of the Lease agreement which were not explicitly changed in this addendum, will continue to apply mutatis mutandis only, and with respect to the Updated Leasehold, i.e., the property as a whole, without exception.

In WITNESS WHEREOF the parties have signed
at the place and on the date mentioned at the top of this contract:

/s/ Ofer Gonen /s/ Assaf Segal	/s/ Gal Cohen /s/ Sharon Malka
Clal Life Sciences Limited Partnership	Mediwound Ltd.

I hereby certify that the above signatures are the signatures of the Messrs.:	I hereby certify that the above signatures are the signatures of the Messrs.:
Ofer Gonen and Assaf Segal and that these signatures legally bind the Lessor	Gal Cohen and Sharon Malka and that these signatures legally bind the Lessee

/s/ Shiran Manor Shiran Manor, Adv.	/s/ Yaron Meyer Yaron Meyer, Adv.